UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 16, 2005

COMPUTER TASK GROUP, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

1-9410	16-0912632
(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of Principal Executive Offices)	(Zip Code)

(716) 882-8000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 16, 2005, the Board of Directors of the Company approved the acceleration of the vesting of all unvested "out-of-the money" stock options previously awarded to its employees, including its executive officers and its directors under the Company's equity compensation plans having an exercise price greater than $3.48, which was the closing price of the Company's common stock on that date. Options to purchase approximately 1.1 million shares of the Company's common stock became exercisable immediately. The weighted average exercise price of the options subject to the acceleration is $4.69.

The purpose of the acceleration is to enable the Company to eliminate future compensation expense the Company would otherwise recognize in its statement of operations with respect to these accelerated options upon the adoption of FASB Statement No. 123R "Share-Based Payment" ("SFAS 123R"). The Board of Directors took the action in the belief that it is in the best interest of the shareholders to minimize future compensation expense associated with stock options upon adoption of SFAS 123R. SFAS 123R is effective for the Company beginning in the first quarter of 2006 and will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in the Company's consolidated financial statements. It is estimated that the maximum future compensation expense that would have been recorded in the Company's statements of operations had the vesting of these options not been accelerated is approximately $1.5 million. The Company will disclose the impact of the acceleration in its December 31, 2005 financial statements within its pro forma footnote disclosures, as permitted under the transition guidance provided by the FASB.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: November 22, 2005	By:	/s/ Peter P. Radetich
Name: Peter P. Radetich
Title: Senior Vice President & Secretary